Exhibit 5.1

Brinen & Associates, LLC
ATTORNEYS AT LAW

Joshua D. Brinen ☐*☐† Milan Saha ☐☐ Martha Thrush ☐ Stephanie L. Gruenhagen ☐☐† Daniel S. Makoski ☐☐† Bianca E. Gracanin ☐† John R. Diekman, Ph.D. ☐ Linda A. Russo ☐	7 Dey Street Suite 1503 New York, New York 10007 __________ Telephone (212) 330-8151 Facsimile (212) 227-0201 E-Mail: info@brinenlaw.com Web: www.brinenlaw.com
☐  Member New York & New Jersey Bar
* Member California & Florida Bar
☐ Member New York Bar
☐ Member Ohio Bar

☐ Admitted United States Tax Court
† LL.M in Taxation

Electronic Mail:  jbrinen@brinenlaw.com

Direct Extension:  1947

Re:           Attorney Consent Letter

April 1, 2013

Gentlemen:

We have acted as special counsel to  Capall Stables, Inc ., (the “Company”) for the limited purpose of rendering this opinion in connection with the registration statement on Form S-1 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) filed by the Company with the Securities and Exchange Commission.

I was not engaged to prepare or review any portion of the Registration Statement. I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement. In my capacity as special counsel to the Company, I have examined instruments, documents, and records, which I have deemed relevant and necessary for the basis of my opinion, including, but not limited to, the Registration Statement, the Certificate of Incorporation of the Company, the By-Laws of the Company, and the records of corporate proceedings relating to the issuance of Shares. Additionally, I have reviewed and made such other examinations of law and fact as I have deemed relevant to form the opinion hereinafter expressed.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives. In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

This opinion is limited to the laws of the State of Delaware and federal law as in effect on the date of the effectiveness of the registration statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist. Based upon and in reliance upon the foregoing, and after examination of such corporate and other records, certificates and other documents and such matters of law as we have deemed applicable or relevant to this opinion, it is our opinion that the Company has been duly incorporated under the laws of the state of Delaware, the jurisdiction of its incorporation and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

The authorized capital stock of the Company consists of Seven Hundred Million (700,000,000) shares of common stock, $0.0001 par value, of which there are Four Hundred Forty Nine Million Two Hundred Fifty Thousand (449,250,000) shares outstanding. The Company has Fifty Million (50,000,000) shares of Preferred Stock, par value $0.0001, of which Ten Million (10,000,000) shares are designated as Series A Preferred Stock. There are Ten Million (10,000,000) shares of Series A Preferred Stock issued and outstanding. Proper corporate proceedings have been taken to validly authorize such authorized capital stock and all the outstanding shares of such capital stock. The shares have been duly authorized, legally issued, fully paid, and are non-assessable under the laws of the state of Delaware. This opinion letter is limited to the status of the shares to be sold under the Registration Statement and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this firm’s name, Brinen & Associates, LLC, and of the reference to this opinion and of the use of this opinion as an exhibit to the Registration Statement and as contained in the Registration Statement itself, specifically in the section caption “Legal Representation.”

In giving this consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations thereunder. Nor do we admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term “expert” as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations thereunder or Item 509 of Regulation S-K.

Yours truly,

/s/ Joshua Brinen
Brinen & Associates, LLC
Joshua D. Brinen